As filed with the Securities and Exchange Commission on May 27, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Valhi, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	87-0110150 (I.R.S. Employer Identification Number)

Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2620 (Address of principal executive offices) (Zip code)
Valhi, Inc. 2021 Non-Employee Director Stock Plan (Full title of the plan)
Jane R. Grimm
Vice President, Secretary and Associate General Counsel
Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2620
(Name and address of agent for service)
(972) 233-1700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ☒	Smaller reporting company ◻
Emerging growth company ◻
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (3)
Common stock, par value $0.01 per share	100,000	$25.80	$2,580,000.00	$281.48

(1)
Pursuant to Rule 416, additional shares of the registrant’s common stock, par value $0.01 per share, issuable pursuant to the terms of the plan in order to prevent dilution resulting from any future stock split, stock dividend or similar transaction are also being registered hereunder.

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)
Calculated pursuant to Rule 457(c) and (h).  Accordingly, the price per share of the common stock offered hereunder pursuant to the plan is based on 100,000 shares of common stock reserved for issuance under the plan at a price per share of $25.80, which is the average of the highest and lowest selling price per share of common stock on the New York Stock Exchange on May 24, 2021. The fee calculation result is rounded to the nearest penny.

Item 6.  Indemnification of Directors and Officers.
Delaware General Corporation Law, our third amended and restated certificate of incorporation (as amended), and our amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers.
Our certificate of incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under Delaware corporate law, as the same exists or may be amended to further limit or eliminate such liability.  Existing Delaware law permits the elimination or limitation of directors’ personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:
•	any breach of a director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
•	any transaction from which a director derived improper personal benefit;
•	the unlawful payment of dividends; and
•	unlawful stock repurchases or redemptions.
Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.  If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director’s conduct.
Our third amended and restated certificate of incorporation, as amended, provides that we must, to the fullest extent permitted by law, indemnify any and all of our officers and directors, and provides that the provision in the certificate of incorporation does not limit the power of the Company to indemnify and advance expenses as authorized in the bylaws of the corporation.
Our amended and restated bylaws provide as follows:
•	we must indemnify our directors and officers to the fullest extent permitted under Delaware law;
•
we must advance reasonable expenses (including attorneys’ fees) of a director or officer for an indemnifiable claim upon receipt of a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized in our bylaws;

•
if we receive a claim for indemnification of expenses of an indemnifiable claim and do not pay the claim within 30 days of its receipt, the claimant may bring suit to recover the unpaid amount and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim; and

•	we may grant rights of indemnification and advancement of expenses to any person who is not at the time our current director or officer.
As permitted by Delaware law, we have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the Company in any other capacity, to the fullest extent permitted by applicable Delaware law.  The indemnification agreements generally provide our officers and directors with the same level of indemnification rights as currently provided in our governing documents, and sets forth the processes and procedures by which such indemnification is provided.
Additionally, we have in effect director and officer liability insurance.

Item 8.  Exhibits.
Exhibit	Description of Exhibit

4.1
Restated Third Amended and Restated Certificate of Incorporation of Valhi, Inc., as amended by Certificate of Amendment filed on May 29, 2020 (effective June 1, 2020) and by Certificate of Elimination of the 6% Series A Preferred Stock filed on August 10, 2020 —incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 1-5467) for the quarter ended September 30, 2020

4.2
Amended and Restated Bylaws of the registrant (amended and restated as of November 6, 2007) — incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 4, 2021 (File No.1‑5467)

4.3*	Form of the registrant’s stock certificate for common stock, par value $0.01 per share.
4.4*	Valhi, Inc. 2021 Non-Employee Director Stock Plan
5.1*	Opinion of Jane R. Grimm
23.1*	Consent of Jane R. Grimm (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (see the initial signature page of this registration statement).

* Filed with this registration statement.
Item 9.  Undertakings.
A. The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on May 27, 2021:
Valhi, Inc.

By:/s/ Jane R. Grimm
Jane R. Grimm
Vice President and Secretary
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Amy A. Samford, Robert D. Graham and Jane R. Grimm, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits, thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Loretta J. Feehan	Chair of the Board (non-executive)	May 27, 2021
Loretta J. Feehan

/s/ Robert D. Graham	Vice Chairman of the Board,	May 27, 2021
Robert D. Graham	President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas E. Barry	Director	May 27, 2021
Thomas E. Barry

/s/ Terri L. Herrington	Director	May 27, 2021
Terri L. Herrington

/s/ W. Hayden McIlroy	Director	May 27, 2021
W. Hayden McIlroy

/s/ Mary A.Tidlund	Director	May 27, 2021
Mary A. Tidlund

/s/ James W. Brown	Executive Vice President and Chief	May 27, 2021
James W. Brown	Financial Officer (Principal Financial Officer)

/s/ Amy Allbach Samford	Vice President and Controller (Controller)	May 27, 2021
Amy Allbach Samford